Exhibit 3.87

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State of Delaware
Secretary of State
Division of Corporations
Delivered 01:12 PM 05/25/2010
FILED 01:09 PM 05/25/2010
SRV 100566264 - 4197860 FILE

CERTIFICATE OF AMENDMENT

OF

BG DIGHTON POWER, LLC

May 25, 2010

This Certificate of Amendment to the Certificate of Formation of BG DIGHTON POWER, LLC (the "Company") is being executed by the undersigned for the purpose of amending the Certificate of Formation of the Company under the Delaware Limited Liability Company Act, Del. Code, Title 6, Section 18-101 et seq., as amended from time to time.

1. Name. The name of the Company is "BG Dighton Power, LLC".

2. Amendment to Section 1. The Certificate of Formation of the Company is hereby amended by striking the whole of Section 1 as it now exists and inserting in lieu thereof a new Section 1, reading as follows:

"1. The name of the limited liability company is Dighton Power, LLC."

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

BG DIGHTON POWER, LLC

By: EquiPower Resources Corp.
Its: Sole Member

By: /s/ Curtis Morgan
Name: Curtis Morgan
Title: President and Chief Executive Officer